Exhibit 4.8

[FORM OF] THIRD AMENDMENT

TO

THE CABELA’S MASTER CREDIT CARD TRUST

SERIES 2004-1 SUPPLEMENT

THIS THIRD AMENDMENT TO THE CABELA’S MASTER CREDIT CARD TRUST SERIES 2004-1 SUPPLEMENT TO THE THIRD AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT (this “Third Amendment”), dated as of [●], 2016, is by and among WFB FUNDING, LLC, a Nebraska limited liability company, as Transferor (the “Transferor”), WORLD’S FOREMOST BANK, a Nebraska state banking corporation, as Servicer (the “Servicer”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Trustee (the “Trustee”).

WHEREAS, the Transferor, the Servicer and the Trustee have executed (i) that certain Third Amended and Restated Pooling and Servicing Agreement, dated as of [●], 2016 (as the same may be further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Pooling and Servicing Agreement”); and (ii) that certain Series 2004-1 Supplement to the Amended and Restated Pooling and Servicing Agreement, dated as of April 14, 2004 (as amended, restated, supplemented or otherwise modified through the date hereof and as the same may be further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Series 2004-1 Supplement”); and

WHEREAS, the Transferor, the Servicer and the Trustee wish to amend the Series 2004-1 Supplement in accordance with Section 13.01(a) of the Pooling and Servicing Agreement and that certain Second Amended and Restated Master Indenture, dated as of [●], 2016, (the “Indenture”), by and among the Servicer, Cabela’s Credit Card Master Note Trust, as Issuer (the “Issuer”), and U.S. Bank National Association, as Indenture Trustee (the “Indenture Trustee”), as provided herein.

NOW THEREFORE, in consideration of the promises and agreements contained herein, the parties hereto agree to amend the provisions of the Series 2004-1 Supplement as follows:

SECTION 1. Addition of Section 19. The Series 2004-1 Supplement shall be and hereby is amended by adding the following:

SECTION 19. Treatment of Noteholders. For purposes of subsections 15.02(a) and 15.02(b) of the Agreement and any provision of the Asset Representations Review Agreement, Notes owned by the Issuer, the Account Owner, the Servicer, the Transferor, any other Holder of the Transferor Interest, the Asset Representations Reviewer or any of their respective Affiliates, will be deemed not to be outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such consent or direction, only Notes which a Responsible Officer of the Trustee knows to be so owned shall be so disregarded. Notes so owned that have been pledged in good faith shall not be disregarded and may be regarded as outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to so act with respect to such Notes and that the pledgee is not the Issuer, the Account Owner, the Servicer, the Transferor, any other Holder of the Transferor Interest, the Asset Representations Reviewer or any of their respective Affiliates.

SECTION 2.    Effectiveness. The amendment provided for by this Third Amendment shall become effective upon receipt by the Trustee of each of the following:

(a)	the counterparts of this Third Amendment, duly executed by the parties hereto;

(b)

notification in writing from each of Standard & Poor’s, Fitch and DBRS to the effect that the terms of this Third Amendment will not result in a reduction or withdrawal of the rating of any outstanding Series or Class to which it is a Rating Agency issued pursuant to the Pooling and Servicing Agreement or the Indenture;

(c)

confirmation from the Transferor and Servicer that they have received a copy of the written notification described in clause (b) above and that such written notification is satisfactory to the Transferor and Servicer in their sole discretion;

(d)

an Officer’s Certificate from the Transferor addressed to the Trustee, to the effect that the terms of this Third Amendment will not adversely affect in any material respect the interests of any Investor Certificateholder or any Credit Enhancement Provider; and

(e)

an Opinion of Counsel from the Transferor and the Servicer addressed to the Trustee to the effect that this Third Amendment complies with all requirements of the Pooling and Servicing Agreement and the Indenture.

SECTION 3.    Series 2004-1 Supplement in Full Force and Effect as Amended. Except as specifically amended or waived hereby, all of the terms and conditions of the Series 2004-1 Supplement shall remain in full force and effect. All references to the Series 2004-1 Supplement in any other document or instrument shall be deemed to mean such Series 2004-1 Supplement as amended by this Third Amendment. This Third Amendment shall not constitute a novation of the Series 2004-1 Supplement, but shall constitute an amendment thereof. The parties hereto agree to by bound by the terms and obligations of the Series 2004-1 Supplement, as amended by this Third Amendment, as through the terms and conditions of the Series 2004-1 Supplement were set forth herein.

SECTION 4.    Counterparts. This Third Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

SECTION 5.    Governing Law. THIS THIRD AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO CONFLICT OF LAW PROVISIONS WHICH WOULD OTHWERISE REQUIRE THE APPLICATION OF LAWS OF ANY OTHER JURSIDICTION), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 6.    Defined Terms and Section References. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Pooling and Servicing Agreement and, if not defined in the Pooling and Servicing Agreement, the meanings assigned to such terms in the Indenture. All section or subsection references herein shall mean the Sections or subsections of the Pooling and Servicing Agreement, except as otherwise herein provided.

[signature pages follow]

IN WITNESS WHEREOF, the Transferor, the Servicer and the Trustee have caused this Third Amendment to be duly executed by their respective officers as of the day and year first above written.

WFB FUNDING, LLC, as Transferor

By:	WFB Funding Corporation, its Managing Member

By:
Name:	Kevin J. Werts
Title:	Secretary and Treasurer

WORLD’S FOREMOST BANK, as Servicer

By:
Name:	Kevin J. Werts
Title:	Executive Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

[Signature page to Third Amendment to the Series 2004-1 Supplement]